OPINION OF COUNSEL

                                 May 14, 1999


Americlean, Inc.
1177 W. Hastings Street
Suite 1910
Vancouver, British Columbia
Canada V6E 2K3


This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of Americlean, Inc., a Delaware corporation (the "Company") of up to 1,200,000 shares of Common Stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company is authorized to issue the shares of stock issuable upon the conversion of the Company's Series A Preferred Stock and/or the exercise of the options described in the Registration Statement, and such shares, when issued, will represent fully paid and non-assessable shares of the Company's Common Stock.


Very truly yours,

HART & TRINEN, LLP

William T. Hart